AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


          Amendment to Stock Purchase Agreement (this "Amendment") dated as of September 18, 1998, by and between Questron Technology, Inc., a Delaware corporation ("Questron"), Fas-Tronics, Inc., a Texas corporation ("Fas-Tronics"), Gregory Fitzgerald and Valerie Fitzgerald amending the Stock Purchase Agreement, dated as of June 12, 1998, and first amended on July 29, 1998 (the "First Amendment"), by and among Questron, Fas- Tronics, Gregory Fitzgerald and Valerie Fitzgerald (the "Agreement").

                                    RECITALS

          WHEREAS, the parties have entered into the Agreement and the First Amendment (the Agreement and the First Amendment, collectively, the "Stock Purchase Agreement");

          WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement in certain respects as set forth in this Amendment; and

          WHEREAS, unless otherwise defined herein, capitalized terms shall have the same meanings herein as in the Stock Purchase Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Stock Purchase Agreement as follows:


          1. The first sentence of Section 1.2 is hereby amended and restated in its entirety to read as follows:

          "Purchase Price Consideration and Payment for Shares. Questron shall acquire 100% of the issued and outstanding stock of the Company for a total purchase price up to $13,500,000, which will consist of the Initial Purchase Price, and the 1999 Deferred Purchase Price, in each case, as defined below."

          2. Section 1.2 (a) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "The "Initial Purchase Price" will equal $9,500,000 payable as follows: (i) wire transfers (or certified checks) in an aggregate amount equal to $7,000,000 (x) less the assumption of the net debt as of June 30, 1998 (stated debt net of cash and cash equivalents of the Company reflected on Schedule 1.2(a) ("Net Debt")) (y) less any distributions made by the

757277.3

Company to its shareholders from April 1, 1998 to the Closing Date (as hereinafter defined) in excess of $100,000 and (z) plus interest on $7,000,000 less the Net Debt at an interest rate of 9.5% per annum from April 1, 1998 to the Closing Date (said amount being hereinafter referred to as the "Initial Cash Consideration"); and (ii) delivery of 421,941 shares of Questron's common stock, par value $0.001 per share (the "Questron Common Stock"), which, based on an assumed price per share of $5.925, has a value equal to $2,500,000 (the "Initial Questron Common Stock"). On the one year anniversary of the Closing Date, Questron shall calculate the price (the "Anniversary Date Price") of the Questron Common Stock based on the average last reported sale price for the Questron Common Stock for the five (5) trading days ending on the third trading day immediately prior to the one year anniversary of the Closing Date. If the Anniversary Date Price is $4.50 or less, Questron shall deliver to the Sellers 133,615 shares of Questron Common Stock. If the Anniversary Date Price is greater than $4.50 and less than $5.925, Questron shall deliver to the Sellers the number of shares of Questron Common Stock equal to the difference between
(i) the number of shares of Questron Common Stock having a value of $2,500,000 calculated on the basis of the Anniversary Date Price, and (ii) the Initial Questron Common Stock, up to a maximum of 133,615 shares of Questron Common Stock. If the Anniversary Date Price is $5.925 or greater, no additional shares will be issued. Any shares of Questron Common Stock issued on the one year anniversary of the Closing Date pursuant to this Section 1.2(a) are referred to herein as "Additional Questron Common Stock".

          3. The first and second sentences of Section 1.2(b) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "The "1999 Deferred Purchase Price" will be an amount, subject to the limitations set forth below, equal to five (5) times the difference between EBIT (as defined below) for the Company for the twelve month period ending June 30, 1999 and $1,700,000, provided that the maximum amount payable to Sellers pursuant to this Section 1.2(b) (as adjusted for the items set forth in Schedule 1.2(b) and in accordance with Section 1.2(c) below) shall in no event exceed $4,000,000 in the aggregate. The 1999 Deferred Purchase Price shall be payable as follows: (i) delivery by wire transfers (or certified checks) of an aggregate amount equal to 80% of the 1999 Deferred Purchase Price up to a maximum of $3,200,000 (the "1999 Deferred Cash Consideration"); and (ii) delivery of shares of Questron Common Stock (the "Deferred Questron Common Stock"), the value of which shall equal 20% of the 1999 Deferred Purchase Price up to a maximum of $800,000."

          4. The first sentence of Section 1.4(a) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "Subject to the terms and conditions of Section 1.2(b) above, on or before April 10, 1999, Questron will deliver to Sellers 50% of the estimated 1999 Deferred Cash Consideration (the "Prepaid 1999 Deferred Cash
Consideration") which shall be based on EBIT for the Company for the nine month period ending March 31, 1999."

757277.3
                                       -2-

          5. The first sentence of Section 1.4(b) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "Subject to the terms and conditions of Section 1.2(b) above, on or before September 30, 1999, Questron will deliver to Sellers the following:"

          6. Section 4.7 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "Questron Common Stock. All shares of Questron Common Stock delivered to Sellers pursuant to this Agreement (which shall include all shares of Initial Questron Common Stock, Deferred Questron Common Stock, Additional Questron Common Stock and all shares of Questron Common Stock purchased upon exercise of the Options), when issued as contemplated hereby, will be duly authorized, fully paid and non-assessable."

          7. Except to the extent each is expressly amended by the terms of this Amendment, all terms and conditions of the Stock Purchase Agreement and all other instruments and agreements executed thereunder or in connection therewith shall remain in full force and effect in accordance with their terms. This Amendment may be amended, supplemented or otherwise modified only by written instrument executed by the parties hereto.

          8. This Amendment may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which shall constitute one and the same agreement, fully effective upon the execution of at least one counterpart by each party regardless of whether or not the execution by all parties shall appear on any single counterpart.

          9. This Amendment shall become effective on September 18, 1998



757277.3
                                       -3-

          IN WITNESS WHEREOF, Questron, Fas-Tronics, Gregory Fitzgerald and Valerie Fitzgerald have caused this Amendment to be signed as of the day and year first above written.

QUESTRON TECHNOLOGY, INC.               FAS-TRONICS, INC.


By:                                     By:
     Name:                                  Name:
     Title:                                 Title:




                                        ------------------------------
                                        VALERIE FITZGERALD


                                        ------------------------------
                                        GREGORY FITZGERALD

757277.3
                                       -4-

                                                             Schedule 1.2(a)

                                Fas-Tronics, Inc.
                             Computation of Net Debt
                              At December 31, 1997

* This schedule will be revised to reflect the Net Debt at March 31, 1998 as agreed to by the parties


                                                         Amount at                            Amount at
                                                      December 31, 1997                    June 30, 1998
                                                      -----------------                    -------------
Cash                                                      $218,623                           ($270,979)
                                                        -----------                      ---------------
Current Debt:
Bank Mortgage - Landmark Bank                                22,906                             24,994
Note Payable - V. Fitzgerald                                404,673                            404,673
Loan Payable - Landmark Bank                                 79,600                             83,652
Finance Company Motor Vehicle                                 7,833                              8,130
Designation
Prior Shareholders N.L.B. Hutchins                          170,867                            179,613
Capital Lease Obligations                                     7,237                              7,664
                                                     --------------                     --------------
                                                            693,116                            708,726
                                                      -------------                     --------------
Long-Term Debt:
Bank Mortgage - Landmark Bank                               599,650                            586,077
Loan Payable - Landmark Bank                                129,182                             93,004
Finance Company Motor Vehicle                                 6,243                              2,130
Designation
Prior Shareholders N.L.B. Hutchins                          282,862                            200,208
Capital Lease Obligations                                    23,007                             19,066
                                                   ----------------                     --------------
                                                          1,040,944                            900,485

Less Capital Lease Obligations To Be
Retained by the Company                                     (30,244)                           (26,730)
                                                     --------------                     --------------
         Net Debt                                        $1,485,193                         $1,311,502
                                                     ==============                      =============


758630.1